Exhibit 99.02

ACM Research Reports Second Quarter 2018 Results

FREMONT, California, August 7, 2018 (Globe Newswire) – ACM Research, Inc. (“ACM Research” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its second fiscal quarter ended June 30, 2018.

ACM Research’s President and Chief Executive Officer Dr. David Wang commented, “Our business momentum accelerated in the second quarter, with record revenue, strong profitability, and new product development. We also made excellent progress on the capacity expansion at our new Shanghai facility, which is intended to support demand for many quarters to come.”

Dr. Wang continued, “We are thrilled with the market interest in our product offerings, as demonstrated by a purchase order from a new strategic DRAM customer announced during the quarter, and evaluation of our platforms by major global semiconductor manufacturers. ACM remains focused on its mission to become a significant player by producing the most advanced cleaning tools for the next generation of semiconductor manufacturing.”

Second Quarter Operating Highlights

●
Expanding Customer Base in Memory. ACM Research received a purchase order for wafer-cleaning tools based on its proprietary Space Alternated Phase Shift (SAPS) technology from a leading manufacturer of DRAM memory chips in China. The Company intends to ship the initial SAPS tool in the third quarter of 2018, with revenue recognition in future periods upon qualification and acceptance. This platform can also support TEBO capability to enable the megasonic cleaning of pattern wafers.

●
Capacity additions to support our growth objectives. During the second quarter, ACM Research completed the first phase of its capacity expansion project at an additional facility in Shanghai, China. The $1.5 million investment has provided approximately 50,000 additional square feet of production space intended to support more than $250 million of revenue, when fully-tooled. Initial production is expected to begin in the third quarter of 2018, with a gradual ramp in future quarters.

●
Strengthens Executive Leadership Team. The Company announced the appointment of Mark McKechnie as Vice President of Finance. McKechnie brings more than 25 years of experience in product management, corporate finance, and public equity markets, and will lead ACM’s Financial Planning and Analysis (FP&A), Investor Relations, Strategy, and Capital Markets efforts.

Financial Summary

All figures refer to the second quarter of 2018, unless noted otherwise. All comparisons are with the second quarter of 2017, unless otherwise noted.

	Three Months Ended June 30,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$20,873	$8,763	$20,873	$8,763
Gross margin(2)	41.8%	39.4%	41.8%	39.4%
Income (loss) from operations(2)	$2,331	$(202)	$2,515	$312
Net income (loss) attributable to ACM Research, Inc.(2)	$3,215	$(658)	$3,399	$(144)
Basic EPS	$0.20	$(0.13)	$0.21	$(0.03)
Diluted EPS	$0.18	$(0.13)	$0.19	$(0.03)

	Six Months Ended June 30,
	GAAP		Non-GAAP(1)
	2018	2017	2018	2017
	(dollars in thousands)
Revenue	$30,616	$14,423	$30,616	$14,423
Gross margin(2)	45.2%	40.6%	45.3%	40.6%
Income (loss) from operations(2)	$427	$(1,755)	$2,787	$(408)
Net income (loss) attributable to ACM Research, Inc.(2)	$435	$(2,747)	$2,795	$(1,400)
Basic EPS	$0.03	$(0.55)	$0.18	$(0.28)
Diluted EPS	$0.02	$(0.55)	$0.16	$(0.28)

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)
Non-GAAP financial measures exclude stock-based compensation.

●
Revenue increased 138.2% to $20.9 million, due to increased volume of tools shipped, coupled with higher selling prices associated with the higher value of the equipment sold.

●
Gross margin was 41.8%, compared to 39.4% in the second quarter of 2017. The improvement in gross margin was due to better absorption of fixed costs on higher product sales. Gross margin was within the Company’s long-term business model range of 40.0% to 45.0%. The Company expects gross margin to vary from period to period due to a variety of factors, such as sales volume and product mix.

●
Operating expenses were $6.4 million. Non-GAAP operating expense, which removes stock-based compensation, was $6.2 million, up 98%. Non-GAAP operating expenses as a percent of revenue decreased to 30%, versus 36% in the second quarter of 2017.

●
Net income attributable to ACM Research, Inc. was $3.2 million. Non-GAAP net income was $3.4 million, versus a non-GAAP net loss of $0.1 million in the second quarter of 2017.

●
Cash and equivalents at quarter end was $17.4 million, up from $15.2 million at the start of the quarter.

Outlook

The Company has raised its full year 2018 revenue guidance to $70 million, an increase of $5 million versus its previous 2018 revenue guidance.

Conference Call Details

A conference call to discuss results will be held today at 8:00 a.m. U.S Eastern Time (8:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 5172047.

	Phone Number	Toll-Free Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 800906601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090

A recording of the webcast will be available on the investor page of the ACM Research website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM Research presents non-GAAP gross margin, operating income (loss) and net loss as supplemental measures to GAAP financial measures regarding ACM Research’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM Research does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM Research believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM Research uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM Research also believes it is in the best interests of investors for ACM Research to provide this non-GAAP information.

While ACM Research believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM Research’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented above under “Financial Summary—Gross Margin” with respect to the expected range of gross margin for the foreseeable future and under “Fiscal 2018 Revenue Outlook” contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM Research’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM Research’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM Research’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM Research due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM Research cannot guarantee any future results, levels of activity, performance or achievements. ACM Research expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM Research develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. SAPS, TEBO and the ACM Research logo are trademarks of ACM Research, Inc. All rights reserved. Any other trademarks are the property of their respective owners.

For investor and media inquiries, please contact:

In the United States:
The Blueshirt Group
Ralph Fong
+1 (415) 489-2195
ralph@blueshirtgroup.com

In China:
The Blueshirt Group Asia
Gary Dvorchak, CFA
+86 (138) 1079-1480
gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

ACM Research, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2018	2017
	(unaudited)	(audited)
	(in thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$17,435	$17,681
Accounts receivable, less allowance for doubtful accounts of $ nil as of June 30, 2018 and $ nil as of December 31, 2017	33,289	26,762
Other receivables	1,308	2,491
Inventories	27,531	15,388
Prepaid expenses	2,316	546
Other current assets	-	46
Total current assets	81,879	62,914
Property, plant and equipment, net	3,050	2,340
Intangible assets, net	231	106
Deferred tax assets	1,278	1,294
Investment in affiliates, equity method	1,355	1,237
Other long term assets	40	-
Total assets	$87,833	$67,891

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$9,932	$5,095
Warrant liability	-	3,079
Accounts payable	17,755	7,419
Advances from customers	1,931	143
Income taxes payable	231	44
Other payables and accrued expenses	6,518	6,037
Total current liabilities	36,367	21,817
Other long-term liabilities	5,869	6,217
Total liabilities	42,236	28,034
Commitments and contingencies
Shareholder's equity:
Common stock – Class A, par value $0.0001: 100,000,000 shares authorized as of June 30, 2018 and 2017. 13,957,339 shares issued and outstanding as of June 30, 2018 and 12,935,546 shares issued and outstanding as of December 31, 2017	1	1
Common stock–Class B, par value $0.0001: 7,303,533 shares authorized as of June 30, 2018 and 2017. 1,920,173 shares issued and outstanding as of June 30, 2018 and 2,409,738 shares issued and outstanding as of December 31, 2017	-	-
Additional paid in capital	55,331	49,695
Accumulated deficit	(9,526)	(9,961)
Accumulated other comprehensive income (loss)	(209)	122
Total stockholders’ equity	45,597	39,857
Total liabilities and stockholders’ equity	$87,833	$67,891

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
	( in thousands, except share and per share data)		( in thousands, except share and per share data)
Revenue	$20,873	$8,763	$30,616	$14,423
Cost of revenue	12,149	5,312	16,770	8,570
Gross profit	8,724	3,451	13,846	5,853
Operating expenses:
Sales and marketing	2,682	1,420	4,537	2,583
Research and development	2,419	939	3,960	1,867
General and administrative	1,292	1,294	4,922	3,158
Total operating expenses, net	6,393	3,653	13,419	7,608
Income (loss) from operations	2,331	(202)	427	(1,755)
Interest income	14	3	17	5
Interest expense	(149)	(86)	(252)	(164)
Other expense, net	1,066	(228)	311	(292)
Equity income in net income of affiliates	117	-	118	-
Income (loss) before income taxes	3,379	(513)	621	(2,206)
Income tax benefit (expense) (note 15)	(164)	32	(186)	(749)
Net income (loss) attributable to ACM Research, Inc.	3,215	(481)	435	(2,955)
Less: Net income (loss) attributable to non-controlling interests	-	177	-	(208)
Net income (loss) attributable to ACM Research, Inc.	$3,215	$(658)	$435	$(2,747)
Comprehensive income (loss)
Net income (loss)	3,215	(481)	435	(2,955)
Foreign currency translation adjustment	(1,036)	220	(331)	264
Comprehensive income (loss)	2,179	(261)	104	(2,691)
Less: Comprehensive income (loss) attributable to non-controlling interests	-	259	-	(110)
Total comprehensive income (loss) attributable to ACM Research, Inc.	$2,179	$(520)	$104	$(2,581)

Net income (loss) attributable to ACM Research, Inc. per common share :
Basic	$0.20	$(0.13)	$0.03	$(0.55)
Diluted	$0.18	$(0.13)	$0.02	$(0.55)

Weighted average common shares outstanding used in computing per share amounts:
Basic	15,838,540	5,086,989	15,611,863	4,964,989
Diluted	18,119,733	5,086,989	17,669,650	4,964,989

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM Research presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following tables reconcile gross margin, operating income and net income (loss) to the related non-GAAP financial measures:
	Three Months Ended June 30,
	2018			2017
	Actual		Adjusted	Actual		Adjusted
	(GAAP)		(Non-GAAP)	(GAAP)		(Non-GAAP)
	(in thousands)

Revenue	$20,873	$-	$20,873	$8,763	$-	$8,763
Cost of revenue	(12,149)	(11)	(12,138)	(5,312)	(5)	(5,307)
Gross profit	8,724	(11)	8,735	3,451	(5)	3,456
Operating expenses:
Sales and marketing	(2,682)	(39)	(2,643)	(1,420)	(13)	(1,407)
Research and development	(2,419)	(40)	(2,379)	(939)	(13)	(926)
General and administrative	(1,292)	(94)	(1,198)	(1,294)	(483)	(811)
Income (Loss) from operations	$2,331	$(184)	$2,515	$(202)	$(514)	$312
Net income (loss) attributable to ACM Research, Inc.	$3,215	$(184)	$3,399	$(658)	$(514)	$(144)

	Six Months Ended June 30,
	2018			2017
	Actual		Adjusted	Actual		Adjusted
	(GAAP)		(Non-GAAP)	(GAAP)		(Non-GAAP)
	(in thousands)

Revenue	$30,616	$-	$30,616	$14,423	$-	$14,423
Cost of revenue	(16,770)	(19)	(16,751)	(8,570)	(10)	(8,560)
Gross profit	13,846	(19)	13,865	5,853	(10)	5,863
Operating expenses:
Sales and marketing	(4,537)	(73)	(4,464)	(2,583)	(18)	(2,565)
Research and development	(3,960)	(67)	(3,893)	(1,867)	(25)	(1,842)
General and administrative	(4,922)	(2,201)	(2,721)	(3,158)	(1,294)	(1,864)
Income (Loss) from operations	$427	$(2,360)	$2,787	$(1,755)	$(1,347)	$(408)
Net income (loss) attributable to ACM Research, Inc.	$435	$(2,360)	$2,795	$(2,747)	$(1,347)	$(1,400)